MGE POWER WEST CAMPUS, LLC

FIRST SUPPLEMENT TO TRUST INDENTURE

Dated as of October 27, 2005

Re:  $20,000,000 5.19% Senior Notes, Series B,

due September 25, 2033

FIRST SUPPLEMENT TO TRUST INDENTURE

Dated as of

October 27, 2005

J.P. Morgan Trust Company, National Association
227 W. Monroe St., Floor 26
Chicago, IL  60606

Ladies and Gentlemen:

This FIRST SUPPLEMENT TO TRUST INDENTURE dated as of October 27, 2005 (this “Supplement”) supplementing that certain Trust Indenture dated as of September 30, 2003 (the “Original Trust Indenture,” as supplemented hereby and as further amended, supplemented or modified from time to time, the “Trust Indenture”) is between MGE POWER WEST CAMPUS, LLC, a limited liability company organized under the laws of the State of Wisconsin (the “Issuer”), and J.P. Morgan Trust Company, National Association (f/k/a Bank One Trust Company, N.A.), in its capacity as trustee (together with its successors and assigns and any co-trustees in such capacity, the “Trustee”), for the equal and ratable benefit of the holders of Notes (as defined in the Trust Indenture) from time to time issued and outstanding under the Note Purchase Agreement (as hereinafter defined). All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Trust Indenture.

A.

Reference is hereby made to that certain Note Purchase Agreement dated as of September 30, 2003 (the “Original Note Purchase Agreement”) among the Issuer and the purchasers listed on Schedule A thereto (the Original Note Purchase Agreement as amended, supplemented or modified is hereinafter referred to as the “Note Purchase Agreement”).  The Note Purchase Agreement provides that the Issuer may issue Additional Notes pursuant to a supplement to the Note Purchase Agreement, all upon certain terms and conditions set forth therein.  Additional Notes shall be secured by the Security Documents equally and ratably with all other Notes issued and outstanding from time to time.

B.

The Issuer has previously issued $30,000,000 original aggregate principal amount of its 5.68% Senior Secured Notes, Series A, due September 25, 2033.

C.

The Issuer has authorized the issue and sale of $20,000,000 aggregate principal amount of its 5.19% Senior Secured Notes, Series B, due September 25, 2033 (the “Series B Notes”), to be issued pursuant to that certain Supplement to Note Purchase Agreement (the “Supplement to Note Purchase Agreement”) dated as of the date hereof among the Issuer and the Purchasers listed on Schedule A thereto (the “Series B Purchasers”).  Only such of the Series B Notes as shall bear thereon a certificate in form substantially as set forth in the form of Trustee’s authentication contained in Annex A to the Supplement to Note Purchase Agreement executed by the Trustee, shall be valid or become obligatory for any purpose or entitle the holder thereof to any right or benefit under the Trust Indenture, and the authentication by the Trustee upon any such Series B Note executed by the Issuer as aforesaid shall be conclusive evidence that the Series B Note so authenticated has been duly authenticated and delivered hereunder and under the Trust Indenture and that the holder is entitled to the benefits of the Trust Indenture.  The

Trustee shall authenticate Series B Notes in accordance with the Written Request of a Responsible Officer of the Issuer.  The authentication of the Series B Note by the Trustee shall not be construed as a representation or warranty by the Trustee as to the validity of the Series B Notes, the Trust Indenture or this Supplement.

D.

The Note Purchase Agreement also provides that, prior to the issuance of any Additional Notes, the Issuer and the Trustee shall execute and deliver a Supplement to the Trust Indenture in the form hereof.

NOW, THEREFORE, in consideration of the premises, the purchase and acceptance of the Series B Notes by the Series B Purchasers and of the sum of Ten Dollars received by the Issuer from the Series B Purchasers and other good and valuable consideration, receipt whereof is hereby acknowledged, and in order to provide for the payment of the principal of, premium and interest on the Series B Notes according to their tenor and effect and the performance and observance of all the covenants, agreements and conditions contained in the Series B Notes and the Note Purchase Agreement as supplemented by the Supplement to Note Purchase Agreement, the Trustee and the Issuer agree that the benefits of the Trust Indenture as supplemented by this Supplement and as further supplemented from time to time are for the ratable benefit, without preference or priority, of all Notes issued pursuant to the Note Purchase Agreement (including those issued concurrently herewith and those heretofore issued and Outstanding and those to be issued in the future as specified in said Note Purchase Agreement).  The Issuer and the Trustee further agree as set forth on Annex I attached hereto.

Upon execution and delivery of this Supplement, the Trust Indenture shall be amended hereby (without the need for any further action) to add thereto any and all representations, warranties, covenants, defaults, events of default and all other terms and conditions made or given by the Issuer, or any other Person hereunder, with respect to the Series B Notes, other than terms setting forth the applicable interest rate, any prepayment provisions or premiums (including any make-whole amounts), payments schedules and maturity date for such Series B Notes (collectively, the “Series B Supplemental Provisions”).  All Series B Supplemental Provisions shall be for the equal and ratable benefit of the holders of all Notes; provided, however, that the Series B Supplemental Provisions shall be deemed to be in effect for purposes of this paragraph only until the Series B Notes and all obligations relating thereto have been indefeasibly paid in full in accordance with their terms.

All references in the Financing Documents and all other instruments, documents and agreements relating to, or entered onto in connection with the foregoing documents and agreements to the Original Trust Indenture shall be deemed to refer to the Trust Indenture, as amended by this Supplement.

Except as expressly supplemented by this Supplement, all terms and provisions of the Original Trust Indenture remain unchanged and continue, unabated, in full force and effect.

If any covenant, condition or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition or provision shall not in any way affect any other covenant, condition or provision herein contained or contained in the other Financing Documents.

The Issuer hereby reaffirms its obligations and liabilities under the Original Trust Indenture and all other Financing Documents to which it is a party.

The recitals in this Supplement are made by the Issuer, and not by the Trustee, and the Trustee shall not be responsible for the validity or sufficiency hereof or of the Series B Notes, except for its certificate of authentication thereon.

The terms and conditions of this Supplement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

This Supplement may be executed in identical counterparts, each of which shall be considered an original and all of which together shall be considered one document.

This Supplement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused the execution of this Supplement by duly authorized officers as of the date hereof.

MGE POWER WEST CAMPUS, LLC

By /s/ Gary J. Wolter

Manager

MGE POWER WEST CAMPUS, LLC

By /s/ Jeffrey C. Newman

Manager

Accepted as of October 27, 2005

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

By

Name:

Title:

ANNEX I

I.  All terms and conditions of the Trust Indenture apply equally to the Series B Notes, and the Series B Notes are, and for all purposes shall be deemed to be, Notes under the Trust Indenture; provided, that for purposes of the Series B Notes:

1.

The term “Default Rate” means that rate of interest that is the greater of (1) 2.00% per annum above the rate of interest stated in the first paragraph of the Series B Notes or (2) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its “base” or “prime.”

2.

The Series B Notes shall be repayable and prepayable as set forth in the Series B Notes and the Trust Indenture.  The Issuer acknowledges that the right of each holder of a Series B Note to maintain a rate of return based upon the full term of the Series B Notes (and the scheduled prepayments under the Series B Notes) is a valuable right, and that the provisions for payment of the Make-Whole Amount by the Issuer in the event that (a) the Series B Notes are otherwise prepaid or (b) the maturity of the Series B Notes is accelerated, are intended (and shall be deemed for all purposes) to provide reasonable compensation for the deprivation of such right under such circumstances.  The term “Make-Whole Amount” means with respect to any Series B Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series B Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series B Note, the principal of such Series B Note that is to be prepaid pursuant to Section 3.4 of the Trust Indenture or Section 3.5(b) of the Trust Indenture or has become or is declared to be immediately due and payable pursuant to Section 6.2 of the Trust Indenture, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Series B Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series B Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Series B Note, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Services Screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury

Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (i) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (ii) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of each such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series B Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series B Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 3.4 of the Trust Indenture, Section 3.5(b) of the Trust Indenture or Section 6.2 of the Trust Indenture.

“Settlement Date” means, with respect to the Called Principal of any Series B Note, the date on which such Called Principal is to be prepaid pursuant to Section 3.4 of the Trust Indenture or Section 3.5(b) of the Trust Indenture or has become or is declared to be immediately due and payable pursuant to Section 6.2 of the Trust Indenture, as the context requires.

3.

The term “Maturity Date” with respect to the Series B Notes means September 25, 2033 and the term “Payment Date” with respect to the Series B Notes means the 25th day of each month in each year beginning on November 25, 2005 and continuing through the Maturity Date.

4.

All payments of principal of the Series B Notes as and when called for under the Trust Indenture, except required scheduled prepayments under the terms of the Series B Notes, shall be applied against the principal amount due at maturity and then against the last maturing prepayment installments of principal, if any, provided for in the Series B Notes.

II.  Based on the certification delivered by the Company in accordance with Section 12.19 of the Trust Indenture, the Trustee hereby acknowledges that the Completion Guaranty Agreement has terminated and all references in the Trust Indenture and the other Financing Documents to the Completion Guaranty Agreement shall be of no force or effect.

CH2\ 1264017.9